UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2019

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Commission File Number 0-55077

Neutra Corp.

(Exact name of small business issuer as specified in its charter)

Nevada	27-4505461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

54 Sugar Creek Center Blvd., Suite 200 Sugar Land, TX	77478
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-793-4121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 2.01. Completion of Acquisition or Disposition of Asset

Effective August 30, 2019, Neutra Corp. (the “Company”, “we”, “our”) entered into an agreement to purchase all of the outstanding stock of Vivis Corporation, a Wyoming corporation, (“Vivis”) from Sydney Jim, the Company’s CEO. The purchase price for Vivis is $35,000 cash and a royalty of 40 percent of gross revenue until $100,000 is paid declining to 25 percent until an additional $100,000 has been paid. There will be a 10 percent royalty in perpetuity. Since this transaction involves our CEO, it will be accounted for as a related party transaction.

NTRR’s CEO Sydney Jim was a co-founder of the brand VIVIS which they have been working diligently on creating a brand that would be highly represented in the Professional and Amateur Sports Market. The initial launch product is a 25mg CBD soft gel which is the most efficient ingestion delivery system. VIVIS prides itself on the education on how to utilize the proper methods of CBD delivery systems for it’s customers. NTRR was lacking a CBD product to the market, so VIVIS was the perfect fit considering the time and effort already put in prior to Mr. Jim joining NTRR.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Neutra Corp.

Date: September 6, 2019	By:	/s/ Sydney Jim
Sydney Jim
Chief Executive Officer